EXHIBIT 5.3

CONSENT OF VICTOR VDOVIN

The undersigned hereby consents to (i) the filing of the written disclosure regarding:

•	sections 15, 16, 21 and 22 of the Technical Report, Olympias Mine, Greece, effective December 31, 2019, originally prepared by Colm Keogh;
•	the Olympias underground mineral reserves; and
•	other information pertaining to this project

and (ii) the references to the undersigned’s name in connection with the preparation and review of the scientific or technical information contained in the short form base shelf prospectus and under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Victor Vdovin
Name: Victor Vdovin, P.Eng.
Date: May 18, 2023